Exhibit 2.1
EXECUTION COPY
FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of September 30, 2009 by and among Dell Inc., a Delaware corporation (“Parent”), DII — Holdings Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and Perot Systems Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”
     WHEREAS, on September 20, 2009, the Parties entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub shall be merged with and into the Company, with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent pursuant to the provisions of the General Corporation Law of the State of Delaware and upon the terms and subject to the conditions set forth in the Merger Agreement and (b) on the terms and subject to the conditions set forth in the Merger Agreement, including Annex B thereto, Merger Sub has agreed to commence (within the meaning of Rule 14d-2 promulgated under the Securities Exchange Act of 1934) an offer (the “Offer”) to purchase for cash all of the issued and outstanding shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), at a price of $30.00 per share of Common Stock, or any higher price per share of Common Stock paid by Merger Sub pursuant to the terms of the Offer for shares of Common Stock tendered pursuant to the Offer; and
     WHEREAS, the Parties desire to amend Section 1.1(d) of the Merger Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the premises and of representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
AMENDMENT; CONFIRMATION
     Section 1.1 Amendment to Section 1.1(d). The first sentence of Section 1.1(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
“The initial expiration date of the Offer shall be the 21st Business Day following the commencement of the Offer (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Exchange Act) (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”).”
     Section 1.2 Confirmation of Merger Agreement. Each of the Parties hereby agrees to be bound by the Merger Agreement as amended by this Amendment. The Merger Agreement as amended by this Amendment shall remain in full force and effect and is hereby approved, ratified and confirmed in all respects.
ARTICLE 2
GENERAL PROVISIONS
     Section 2.1 Defined Terms. Capitalized terms used in this Amendment and not defined in this Amendment shall have the meanings given to such terms in the Merger Agreement.
     Section 2.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     Section 2.3 Headings. The descriptive headings contained in this Amendment are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.
     Section 2.4 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

DELL INC.

By: Name:	/s/ Brian T. Gladden Brian T. Gladden
Title:	Senior Vice President and Chief Financial Officer

DII — HOLDINGS INC.

By: Name:	/s/ Brian T. Gladden Brian T. Gladden
Title:	Senior Vice President and Chief Financial Officer

PEROT SYSTEMS CORPORATION

By: Name:	/s/ Peter A. Altabef Peter A. Altabef
Title:	President and Chief Executive Officer
Signature Page to
First Amendment to Agreement and Plan of Merger